AGREEMENT

          Agreement made this 22nd day of February, 1989, by and among MarCor Development Company, Inc., a Nevada corporation (hereinafter the "Company") and Marnell Corrao, Inc., Marnell Corrao Associates, Inc., Marcor Partnership, Anthony A. Marnell II Revocable Living Trust dated June 16, 1982, Anthony A. Marnell II and Sandra J. Marnell (hereinafter collectively "Marnell") Barrett Family Revocable Living Trust dated December 18, 1981 and James A. Barrett, Jr. and Maureen M. Barrett (hereinafter collectively "Barrett") (Marnell and Barrett shall collectively hereinafter be referred to as "Guarantors").

                       W I T N E S S E T H

          Whereas, the Company's wholly-owned subsidiary, MarCor Resort Properties, Inc., a Nevada corporation (hereinafter "MarCor Resort") is general managing partner of MarCor Resorts, L.P. V, a Nevada limited partnership (hereinafter "LPV") which is developing, constructing and will operate that certain hotel/casino property to be known as Rio Suite Hotel and Casino in Las Vegas, Nevada (hereinafter "Rio"); and

          Whereas, MarCor Resort, on behalf of LPV negotiated and entered into that certain Construction and Term Loan Agreement dated as of January 10, 1989 (hereinafter the "Loan") by and among LPV and First Interstate Bank of Nevada, N.A., First Interstate Bank of California, the Long-Term Credit Bank of Japan (Los Angeles Agency) and First Security Bank of Idaho, N.A., (hereinafter the "Banks") to finance construction of the Rio; and

          Whereas, Guarantors guarantee of completion of construction and guarantee of payment and performance of the Loan (hereinafter collectively the "Guarantees") was critical to, and an integral part of, the willingness of the Banks to enter into the Loan with LPV; and

          Whereas, the Company has agreed to compensate Guarantors for the significant value realized and to be realized by the Company through its ownership of MarCor Resort and LPV as a result of the completion of construction and opening of the Rio, made possible by the Loan; and

          Whereas, Guarantors are at substantial financial risk as a result of the Guarantees, and the compensation to be granted hereunder is fair and equitable.

          Now, Therefore, in consideration of the Guarantees and the mutual covenants contained herein, it is hereby agreed as follows:

     1. The Company agrees that a reasonable consideration to be paid to Guarantors for making possible the Loan by entering into the Guarantees is One Million Two Hundred Fifty Thousand Dollars
($1,250,000) (hereinafter the "Guarantor Compensation").

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

     2. The Company will pay the Guarantor Compensation on the following terms and conditions:

       (a) In each fiscal year of the Company commencing with the fiscal year ended February 28, 1991, should MarCor Resort's net income before taxes from the Rio, including the incentive fee, if any, (hereinafter the "Rio Net Income") be equal to or greater than Nine Hundred Thousand Dollars ($900,000), the Company will pay to Guarantors the aggregate sum of Two Hundred Fifty Thousand Dollars ($250,000).

       (b) The payment of Two Hundred Fifty Thousand Dollars ($250,000) will be paid to the Guarantors for each year subsequent to the year ended February 28, 1991 in which the Rio Net Income is equal to or greater than Nine Hundred Thousand Dollars ($900,000), ending with the year ended February 28, 1995.

       (c) All liability of the Company hereunder shall be satisfied and fully paid after a total of One Million Two Hundred Fifty
Thousand Dollars ($1,250,000) has been paid to Guarantors.

      (d) Should Guarantors not be paid a total of One Million Two hundred Fifty Thousand Dollars ($1,250,000) hereunder after calculating the payment due for the year ended February 28, 1995, the obligation hereunder shall continue for two additional years, on the same terms and conditions. If, after the calculations described above have been made through the fiscal year ended February 28, 1997, a total of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) has not been paid hereunder to Guarantors, all further obligation of the Company to make such payments to Guarantors shall cease.

     3. The payment calculated in Paragraph 2 shall be paid to Guarantors no later than 120 days after the end of each respective fiscal year of the Company.

     4. In the event, prior to 10 days after the fiscal year ending February 28, 1997,

        (a)  there is a change in control of the Company;

        (b) the Company sells, assigns or transfers its controlling interest in MarCor Resort;

        (c) MarCor Resort sells, assigns or transfers its general partnership interest in LPV; or

        (d) LPV sells, assigns or transfers its interest in the Rio regardless of the performance of the Rio,

then all or any unpaid portion of the Guarantor Compensation shall become immediately due and payable in full.

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

     5. Should the Company change its fiscal year during the periods covered hereunder, the parties agree to amend this Agreement in writing to make the relevant dates consistent with such change.

     6. The Guarantors Compensation paid hereunder shall be apportioned as follows:


     Marnell Corrao, Inc.                             0%

     Marnell Corrao Associates, Inc.                  0%

     MarCor Partnership                               0%

     Anthony A. Marnell II Revocable Living
      Trust dated June 16, 1982                      84%

     Anthony A. Marnell and Sandra J. Marnell         0%

     Barrett Family Revocable Living Trust
      dated December 18, 1981                        16%

     James A. Barrett, Jr. and Maureen J. Barrett     0%

     7. If any term, condition, covenant or provision of this Agreement, or any application thereof, shall be held by a Court of competent jurisdiction to be invalid, void, or unenforceable, all provisions, covenants and conditions of this Agreement and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

     8. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

     9. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect.

     10. This Agreement cannot be changed, modified, or discharged orally, but only if consented to in writing by all parties.

     11. In the event of any controversy or dispute arising hereunder, the prevailing party in subsequent litigation shall be permitted to recover attorney's fees from the other party.

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

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


Marnell Corrao, Inc.             Marnell Corrao Associates,
                                 Inc.

By /s/ Anthony A. Marnell II     By /s/ Anthony A. Marnell II



MarCor Partnership               Anthony A. Marnell II
                                 Revocable Living Trust dated
                                 June 16, 1982

By /s/ James A. Barrett, Jr.     By /s/ Anthony A. Marnell II



Anthony A. Marnell II            Sandra J. Marnell


By /s/ Anthony A. Marnell II     By /s/ Sandra J. Marnell



Barrett Family Revocable         James A. Barrett, Jr.
 Living Trust dated
 December 18, 1981

By /s/ James A. Barrett, Jr.     By /s/ James A. Barrett, Jr.



Maureen M. Barrett


By /s/ Maureen M. Barrett


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